Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of the 26th day of August, 2009 (the “Effective Date”), is by and between American Patriot Bank, a Tennessee state-banking corporation (the “Bank”), and John Donald Belew (the “Executive”).

WHEREAS, the Bank is a wholly owned subsidiary of American Patriot Financial Group, Inc., a Tennessee corporation (the “Company”); and

WHEREAS, the Bank desires to employ the Executive and to enter into this Agreement embodying the terms and conditions of such employment; and

WHEREAS, the Executive desires to accept such employment and enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

1.           Employment.  The Bank hereby employs the Executive and the Executive hereby accepts employment with the Bank, upon the terms and subject to the conditions set forth herein.

2.           Term.  Subject to termination as stated in Section 8, Executive shall be employed by the Bank for a period commencing on the Effective Date, and shall have a term of three hundred sixty five (365) days thereafter (the “Term”).  The Term shall automatically be extended for additional one year periods (each, a “Renewal Term”) each on the terms and conditions provided herein, unless either party shall give the other party no less than ninety (90) days’ written notice prior to the expiration of the Term or Renewal Term, as applicable.  On the date on which the Company receives the approval of the Federal Reserve Bank of Atlanta for the hiring of Executive as an executive officer of the Company or the date after which the Federal Reserve Bank of Atlanta may no longer object to the appointment of the Executive as an executive officer of the Company, the Company shall execute an addendum to this Agreement and the Executive shall be appointed as the Chief Executive Officer of the Company.

3.           Position and Duties.

(a)           Chief Executive Officer.  During the Term, the Executive shall serve as Chief Executive Officer of the Bank performing duties commensurate with the position and such additional duties as the Bank’s Board of Directors or a committee thereof (collectively referred to as the “Board”) shall determine.  Executive agrees to abide by all by-laws, policies, practices, procedures or rules of the Company and the Bank.  The Executive shall primarily perform his duties under this Agreement at the Bank’s offices in Greeneville, Tennessee.

(b)           Full-Time Employment.  During the Term, the Executive shall devote substantially all of Executive’s business time, and shall devote Executive’s personal best efforts, to the performance of Executive’s duties hereunder in accordance with the Company’s and the Bank’s by-laws, policies, practices, procedures or rules in effect from time to time, and will not engage or serve in any other business, profession or occupation for compensation or otherwise which would, directly or indirectly, materially conflict or materially interfere with the services rendered by Executive hereunder, without the prior written consent of the Company and the Bank; provided, however, that it shall not be a violation of this Agreement for the Executive with the approval of the Company and the Bank to (a) devote reasonable periods of time to charitable and community activities and industry or professional activities, and/or (b) manage personal investments, so long as such activities do not materially conflict or materially interfere with the performance of the Executive’s responsibilities under this Agreement.

4.           Base Salary.  The Executive’s initial base salary as of the Employment Date is $150,000, payable in substantially equal periodic payments in accordance with the Bank’s regular payroll practices. The Executive shall be entitled to such increases in the Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board. The Base Salary rate at which the Executive is being compensated on the Date of Termination (as defined below) shall be the Base Salary rate used in determining all severance amounts, if any, payable to the Executive hereunder.

5.           Bonus Plan.  Executive shall be eligible to participate in such bonus plans, if any, as shall be determined by the Board, and shall be paid in accordance with the terms and conditions of any bonus plan established for the Bank for which the Executive is eligible to participate (“Bonus Plan”); provided, however, that in addition to such Bonus Plan the Executive shall have the opportunity to earn those amounts set forth in Schedule A attached hereto upon the achievement of those metrics specified in Schedule A attached hereto.  Notwithstanding any provision to the contrary herein, in any Bonus Plan, Company or Bank incentive or other compensation plan or any award agreement, in addition to other remedies described in this Agreement, if at any time the Executive breaches any provisions of this Agreement or otherwise engages in activity or conduct that constitutes Cause (as defined below), the Company and the Bank may each rescind any bonus payments, cash settlement of awards granted under any Bonus Plan, Company or Bank incentive plan or other incentive payments received by the Executive within one (1) year of the date of Executive’s breach or the discovery by the Company or the Bank of Cause.  In the event of any such rescission, Executive shall return to the Company or the Bank, as applicable, the amount (before taxes) of any bonus or incentive compensation. The payment shall be made in such manner and on such terms and conditions as may be required by the Company or the Bank, as the case may be. Each of the Company and the Bank shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Executive by the Company or the Bank.  In addition, upon demand by the Company or the Bank, the Executive agrees to return to the Company or the Bank, as applicable, all or a portion of any compensation, including, without limitation, any bonus awards and incentive plan award payouts, paid to the Executive based upon financial information or performance metrics later found to be materially inaccurate. The amount to be recovered shall be equal to the excess of the pre-tax amount paid out over the pre-tax amount that would have been paid out had such financial information or performance metric been fairly stated at the time the payout was made.

6.           Employee Benefits.  During the Term, Executive shall be entitled to participate in the Bank’s employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis and terms as those benefits are generally made available to other employees of the Bank; provided, that the Bank shall pay all monthly premium payments for the health insurance component of the Employee Benefits for Executive and his spouse. Notwithstanding anything to the contrary, during the Term, Executive shall be entitled to the use of a Bank-owned automobile, cell phone and personal digital assistant, all fully paid for and provided by the Bank.  Executive shall be entitled to four weeks of paid vacation during the Term.  Nothing herein contained shall be construed as requiring either the Company or the Bank to establish or continue any particular benefit plan in the discharge of the Bank’s obligations under this Agreement.

7.           Expenses and Perquisites.

(a)           Expenses.  During the Term, reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Bank in accordance with Bank policies then in effect.

(b)           Relocation Expenses.  The Bank shall reimburse the Executive for his reasonable and documented household moving expenses incurred in relocating to Greeneville, Tennessee; provided, however, that the Bank’s obligations under this Section 7(b) shall not collectively exceed $10,000.

(c)           409A and Reimbursements.  Notwithstanding anything herein to the contrary, to the extent that any reimbursement of expenses, any fringe benefit (including any benefit described in Section 6, if applicable) or other, similar plan or arrangement in which the Executive participates during the term of the Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code, as amended (the “IRC”) and Section 1.409A-1(d) of the related Treasury Regulations, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid); (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or payment is not subject to liquidation or exchange for another benefit.

8.           Termination of Agreement.  The Executive’s employment under this Agreement shall not be terminated except as set forth in this Section 8 or upon the expiration of the Term.  Any reference to the date of delivery of a notice of termination or resignation by either the Bank or the Executive in this Section shall constitute the “Date of Termination,” unless otherwise set forth herein.

(a)           By Mutual Consent.  The Executive’s employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Bank and the Executive upon such terms as are agreed upon between the parties.

(b)           Death.  If Executive dies during the Term or any Renewal Term of this Agreement, his employment shall automatically terminate and the Bank shall pay his Base Salary due through the date of his death.  The accrued Base Salary shall be paid within thirty (30) days of the Executive’s death (with the payment date determined by the Bank in its sole discretion). All outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives held by the Executive as of his Date of Termination shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the stock option agreements, restricted stock agreements or other award agreements to which the Company and the Executive are parties at the time of his death.  Neither the Bank nor the Company shall then have any further obligations to the Executive or any representative of his estate or his heirs.

(c)           Disability.  The Executive’s employment may be terminated by written notice by either party to the other party, when the Executive suffers a physical or mental disability entitling the Executive to long-term disability benefits under the Bank’s long-term disability plan, if any, or in the absence of a Bank long-term disability plan, the Executive is determined to be disabled in accordance with Section 409A(a)(2)(C) of the IRC.

If the Executive’s employment is terminated under this Section 8(c), the Executive shall be entitled to receive all Base Salary and benefits due to the Executive through the Date of Termination. The accrued Base Salary shall be paid within thirty (30) days of the Executive’s Date of Termination (with the payment date determined by the Company or the Bank in its sole discretion).  Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives held by the Executive as of Date of Termination shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the stock option agreements, restricted stock agreements or other award agreements to which the Company and the Executive are parties on the Date of Termination.

(d)           By the Company for Cause.  The Executive’s employment may be terminated immediately by the Board by written notice to the Executive specifying the event(s) relied upon for such termination upon the occurrence of any of the following events (each of which shall constitute “Cause” for termination):

(i)           the continued failure by the Executive to substantially perform his duties (other than as a result of total or partial incapacity due to physical or mental illness) after written notice and failure to cure within ten (10) days;

(ii)          engaging in misconduct which is materially injurious to the Company or the Bank, monetarily or otherwise;

(iii)         engaging in an act constituting a felony, a misdemeanor involving the Company or any subsidiary or affiliate of the Company, including the Bank, or a misdemeanor that results in material and demonstrable harm to the business reputation of the Company or the Bank;

(iv)         engaging in fraud, misappropriation, dishonesty, embezzlement or similar conduct by the Executive;

(v)          engaging in conduct that brings the Company or the Bank or any subsidiary or affiliate of the Company or the Bank into public disgrace or disrepute;

(vi)         the breach by the Executive of any of his obligations under this Agreement or any other material agreement between the Company or the Bank, or any subsidiary or affiliate thereof, and the Executive; or

(vii)        willful malfeasance, willful misconduct, or gross negligence in performing Company or Bank policies or procedures after written notice and failure to cure within ten (10) days.

If the Executive’s employment is terminated under this Section 8(d), the Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination.  The accrued Base Salary shall be paid within thirty (30) days of the Executive’s Date of Termination (with the payment date determined by the Company or the Bank in its sole discretion).  All outstanding stock options, restricted stock, restricted stock units and any other vested equity incentives held by the Executive as of the Date of Termination shall remain exercisable solely in accordance with the terms of the stock option agreements, restricted stock agreements or other award agreements to which the Company and the Executive are parties on the Date of Termination.  All unvested equity incentives shall terminate on the Date of Termination for Cause and Executive shall have no further rights with respect thereto.

(e)           By the Company Without Cause.  The Executive’s employment may be terminated by the Board at any time without Cause by delivery of a written notice of termination to the Executive. If the Executive’s employment is terminated under this Section 8(e), the Executive shall be entitled to receive on the 60th day following his Date of Termination unless the Company or the Bank is prohibited from paying such amounts to the Executive under applicable state or federal banking regulations:

(i)           all Base Salary and benefits due to the Executive through the Date of Termination; and

(ii)          subject to continued compliance by the Executive with the previous of Section 12 of this Agreement, an amount equal to the portion of Executive’s Base Salary that would have been payable to the Executive for the ninety (90) day-period following the Date of Termination payable in equal installments following such 60-day period in accordance with the Company’s and the Bank’s normal payroll process.

Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives held by the Executive as of the Date of Termination shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the stock option agreements, restricted stock agreements or other award agreements to which the Company and the Executive are parties on the Date of Termination.

Notwithstanding the foregoing, if the Executive fails to execute, or timely revokes, a full and complete release of claims (the “Release”) in favor of the Company, the Bank and all affiliates, subsidiaries, agents, employees and directors of the Company and the Bank and any affiliate or subsidiary of the Company or the Bank (the “Released Parties”), then the Executive shall forfeit his right to receive any payment under Section 8(e)(i) or (ii) above.

(f)           By the Executive for Good Reason.  The Executive’s employment may be terminated by the Executive by written notice of his resignation delivered within sixty (60) days after the occurrence of any of the following events, each of which shall constitute “Good Reason” for resignation:

(i)           a material reduction in the Executive’s Base Salary (unless such reduction is part of an across the board reduction affecting all employees of the Company or the Bank); and

(ii)          a requirement by the Company or the Bank to relocate the Executive to a location that is greater than fifty (50) miles from the location of the office in which the Executive performs his duties hereunder at the time of such relocation without the consent of the Executive.

The Executive shall give the Company and the Bank written notice of his intention to resign for Good Reason (stating the reason therefor) within sixty (60) days following the occurrence of one of the events described in Section 8(f)(i) or (ii) above and the Company and the Bank shall have sixty (60) days thereafter to cure the situation giving rise to such claim of Good Reason, in which event the Executive no longer shall have the right to resign for Good Reason.

If the Executive resigns for Good Reason as defined in this Section 8(f), the Executive shall be entitled to receive on the 60th day following his Date of Termination unless the Company or the Bank is prohibited from paying such amounts to the Executive under applicable state or federal banking regulations:

(i)           all Base Salary and benefits due to the Executive under this Agreement through the Date of Termination; and

(ii)          subject to continued compliance by the Executive with the provisions of Section 12 of this Agreement, an amount equal to the portion of Executive’s Base Salary that would have been payable to the Executive for the ninety (90) day-period following the Date of Termination payable in equal installments following such 60-day period in accordance with the Company’s and the Bank’s normal payroll process.

Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives held by the Executive as of the Date of Termination shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the stock option agreements, restricted stock agreements or other award agreements to which the Company and the Executive are parties on the Date of Termination.

Notwithstanding the foregoing, if the Executive fails to execute, or timely revokes, a Release in favor of the Released Parties, then the Executive shall forfeit his right to receive any payment under Section 8(f)(i) or (ii) above.

(g)           By the Executive Without Good Reason.  The Executive may terminate his employment at any time by delivery of a written notice of resignation to the Company and the Bank no less than sixty (60) days and no more than ninety (90) days prior to the effective date of the Executive’s resignation.  If the Executive voluntarily terminates his employment with the Bank pursuant to this Section 8(g), the Executive shall be entitled to receive all Base Salary and benefits due to the Executive through the Date of Termination.  The accrued Base Salary shall be paid within thirty (30) days of the Executive’s Date of Termination (with the payment date determined by the Company or the Bank in its sole discretion).  All outstanding stock options, restricted stock, restricted stock units and any other vested equity incentives held by the Executive as of the Date of Termination without Good Reason shall remain exercisable solely in accordance with the terms of the stock option agreements, restricted stock agreements or other award agreements to which the Company and the Executive are parties on the Date of Termination. All unvested equity incentives shall terminate on the Date of Termination without Good Reason and Executive shall have no further rights with respect thereto.

(h)           Following a Change in Control.  If, within twelve (12) months following a Change in Control,  the Executive’s employment is terminated (i) by the Executive or (ii) by the Company or the Bank without Cause (pursuant to Section 8(e)), the Executive shall be entitled to receive, or commence to receive, on the 60th day following his Date of Termination, unless the Company or the Bank is prohibited from paying such amounts to the Executive under applicable state or federal banking regulations:

(i)           all Base Salary and benefits due to the Executive through the Date of Termination; and

(ii)          subject to continued compliance by the Executive with the provisions of Section 12 of this Agreement, an amount equal to the Executive’s Base Salary for a total of three hundred sixty-five (365) days following the Date of Termination payable periodically in equal installments following such 60-day period in accordance with the Company’s and the Bank’s normal payroll process.

Notwithstanding the foregoing, if the Executive fails to execute, or timely revokes, a Release in favor of the Released Parties, then the Executive shall forfeit his right to receive any payment under Section 8(h)(i) or (ii) above.

(i)           For the purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(A)           any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company’s securities having 40% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

(B)           as the result of, or in connection with, and upon the consummation of, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

(C)           during any twelve-month period, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

(j)           Excise Tax Payment.  If, in connection with a Change in Control, the Internal Revenue Service asserts, or if the Executive or the Company or the Bank is advised in writing by an established accounting firm, that any payment in the nature of compensation to, or for the benefit of, the Executive from the Bank (or any successor in interest) constitutes an “excess parachute payment” under Section 280G of the IRC, whether paid pursuant to this Agreement or any other agreement, and including property transfers pursuant to securities and other employee benefits that vest upon a Change in Control (collectively, the “Excess Parachute Payments”) the Bank shall pay to the Executive, a cash sum equal to the amount of excise tax due under section 4999 of the IRC on the entire amount of the Excess Parachute Payments (excluding any payment pursuant to this Section 8(j)). Any payment due under this Section 8(j) shall be paid as soon as reasonably possible following demand of payment by the Executive, but in no event later than December 31 of the year following the year (A) any tax is paid to the Internal Revenue Service regarding this Section 8(j) or any tax audit or litigation brought by the Internal Revenue Service or other relevant taxing authority related to this Section 8(j) is completed or resolved.

9.           Delayed Payments.  Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the payments to be made to the Executive pursuant to Section 8 of the Agreement (the “Termination Payments”) shall be made in reliance upon Treasury Regulations promulgated under Section 409A of the IRC, including Section 1.409A-1(b)(9) of the Treasury Regulations (including any exceptions from the application of Section 409A thereunder) or Section 1.409A-1(b)(4) of the Treasury Regulations.  For this purpose, each Termination Payment shall be considered a separate and distinct payment for purposes of Section 409A of the IRC.  However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the IRC, then (a) no amount shall be payable pursuant to Section 8 above unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations and (b) if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the IRC, then to the extent delayed commencement of any portion of the Termination Payments to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the IRC, such portion of Executive’s Termination Payments shall not be provided to Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Bank (as such term is defined in Section 1.409A-1(h) of the Treasury Regulations) or (y) the date of Executive’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 9 shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.  The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the IRC as of the time of his separation from service shall be made by the Company and the Bank in accordance with the terms of Section 409A of the IRC and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Treasury Regulations and any successor provision thereto).

10.           Representations.  The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

11.           Assignment; Binding Agreement.  This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement.  This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

12.           Confidentiality; Non-Competition; Non-Solicitation.

(a)           The Executive acknowledges that: (i) the Company’s and the Bank’s business is intensely competitive and that the Executive’s employment by the Bank will require that the Executive have access to and knowledge of confidential information of the Company and the Bank relating to, among other things, each entity’s business plans, financial data, marketing programs, client information, contracts and other trade secrets, in each case other than as and to the extent such information is generally known or publicly available through no violation of this Agreement by the Executive, (ii) the use or disclosure of such information other than in furtherance of the Company’s and the Bank’s business may place the Company and the Bank at a competitive disadvantage and may do damage, monetary or otherwise, to the Company’s business; and (iii) the engaging by the Executive in any of the activities prohibited by this Section 12 shall constitute improper appropriation and/or use of such information.  The Executive expressly acknowledges the trade secret status of the Company’s and the Bank’s confidential information and that the confidential information constitutes a protectable business interest of the Company or the Bank, as the case may be.  Other than as may be required in the performance of his duties, Executive expressly agrees not to divulge such confidential information to anyone outside the Company or the Bank without the prior written consent of the Company or the Bank, as the case may be.

(b)           The “Company” (which for purposes of the Section 12 shall be construed to include the Company, its subsidiaries, including the Bank, and its and their respective affiliates) and the Executive agree that for a period of one year after the Date of Termination (the “Restricted Period”) if the Executive’s employment is terminated under Sections 8(c)–(h), the Executive shall not:

(i)           be employed by or act as a consultant or advisor to, or be a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permit his name to be used in connection with the activities of any entity whose business competes with the depository, lending or other business activities of the Company in any city, town or county in which the Company has an office or branch or has filed an application for regulatory approval to establish an office or branch determined as of the Date of Termination, provided that, it shall not be a violation of this sub-paragraph for the Executive to become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of any one or more competing corporations registered under the  Securities Exchange Act of 1934, as amended, provided that, the Executive does not participate in the business of such corporation until such time as this covenant expires.

(ii)          The Executive further agrees that for the Restricted Period he will not, directly or indirectly, for his benefit or for the benefit of any other person or entity, do any of the following:

(A)           solicit from any customer, doing business with the Company as of the Executive’s Date of Termination, business of the same or of a similar nature to the business of the Company with such customer; or

(B)           recruit or solicit the employment or services of any person who was employed by the Company as of the Executive’s Date of Termination and is employed by the Company at the time of such recruitment or solicitation.

(c)           The Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character, which causes this Agreement to be of significant value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by him of any of the provisions contained in this Section will cause the Company irreparable injury.  The Executive therefore agrees that the Company will be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Executive from any such violation or threatened violations. The Executive acknowledges that the terms of this Section 12 and its obligations are reasonable and Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Company, and that the enforcement of a remedy by ways of injunction will not prevent Executive from earning a livelihood.

(d)           If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the fullest extent permitted by law.

13.           Entire Agreement.  This Agreement contains all the understandings between the parties pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or written, previously entered into by them with respect thereto.  The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Bank with regard to the subject matter or effect of this Agreement or otherwise and that Executive has had the opportunity to be represented by counsel of his choosing.

14.           Amendment or Modification; Waiver.  No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Bank.  No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

15.           Notices.  Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier, facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice in writing:

If to the Company and the Bank to:	with a copy to (which shall not constitute notice):

American Patriot Financial Group, Inc. American Patriot Bank 3095 East Andrew Johnson Highway Greeneville, Tennessee 37745 Attn: Chairman Telephone: (423) 636-1555 Facsimile: (423) 636-1563	D. Scott Holley Bass, Berry & Sims PLC 315 Deaderick Street, Suite 2700 Nashville, Tennessee 37238-3001 Telephone: (615) 742-7721 Facsimile: (615) 742-2813

If to Executive to:	with a copy to (which shall not constitute notice):

______________________ ______________________ ______________________ Telephone: (___) ___-____ Facsimile: (___) ___-____	______________________ ______________________ ______________________ Telephone: (___) ___-____ Facsimile: (___) ___-____

Any notice delivered personally or by courier shall be deemed given on the date delivered. Any notice sent by facsimile, registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date transmitted by facsimile or mailed.

16.           Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

17.           Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18.           Governing Law; Venue.  This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without regard to the principles of conflicts of law thereof.

19.           Headings.  All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

20.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.           Compliance with Section 409A.  The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the IRC and the Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company or the Bank determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A of the IRC, the Company and the Bank may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that each of  the Company and the Bank reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the IRC and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the IRC.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of date set forth above.

AMERICAN PATRIOT BANK

By:	/s/ William J. Smead
Name:	William J. Smead
Title:	Chairman

EXECUTIVE

/s/ John Donald Belew
John Donald Belew

SCHEDULE  A

MINIMUM EXECUTIVE BONUS

Capitalized terms used in this Schedule A without definition shall have the meaning ascribed to such term in the Employment Agreement dated as of August 26, 2009, by and between American Patriot Bank and John Donald Belew.

1.           The Executive shall be entitled to receive a cash incentive payment equal to 5% of the Executive’s then current Base Salary in the event that the Bank’s composite CAMELS rating for any given examination report is a 2 or better, or such rating is at least one level better than the Bank’s composite CAMELS rating reflected in the Bank’s immediately preceding examination report.  The cash incentive payment, if earned, shall be made on the date that the final examination report is delivered to the Bank by the regulatory agency responsible for the examination giving rise to the relevant examination report.

2.           The Executive shall be entitled to receive a cash inventive payment equal to 5% of the Executive’s then current Base Salary if, based on the Company’s audited financial statements for any fiscal year ending on or after December 31, 2009, the quotient, rounded to the nearest 100th of a percent, resulting from (x) the Company’s non-interest expense for such fiscal year as set forth on the Company’s audited consolidated income statement divided by (y) the sum of (I) the Company’s net interest income for such fiscal year and (II) the Company’s non-interest income for such fiscal year, each as set forth on the Company’s audited financial statements (such quotient the “Efficiency Ratio”), exceeds by 5% the Efficiency Ratio for the Company’s immediately preceding fiscal year based on the audited financial statements for such immediately preceding fiscal year.  The cash incentive payment, if earned, shall be paid on the date that the Company’s independent registered public accounting firm issues an unqualified opinion with respect to the Company’s audited financial statements for the most recently completed fiscal year.

3.           The Executive shall be entitled to receive a cash incentive payment equal to 5% of the Executive’s then current Base Salary if, based on the Company’s audited financial statements for any fiscal year ending on or after December 31, 2009, the quotient, rounded to the nearest 100th of a percent, resulting from (x) the Company’s net income for such fiscal year as set forth on the Company’s audited consolidated income statement divided by (y) the Company’s total assets as of the end of such fiscal year as set forth on the Company’s audited consolidated balance sheet (“ROA”) is (A) equal to, or higher than, 0.25%; and (B) exceeds by 0.10% the Company’s ROA for the immediately preceding fiscal year based on the audited financial statements for such immediately preceding fiscal year. The cash incentive payment, if earned, shall be paid on the date that the Company’s independent registered public accounting firm issues an unqualified opinion with respect to the Company’s audited financial statements for the most recently completed fiscal year.